Exhibit 10.3
EXCLUSIVE LICENSE AND RESEARCH
COLLABORATION AGREEMENT
by and between
MERCK & CO., INC.
and
AVALON PHARMACEUTICALS, INC.

RESEARCH COLLABORATION AND LICENSE AGREEMENT
     This Agreement (this “Agreement”) is effective as of March 5, 2007 (the “Effective Date”), and is entered into by and between MERCK & CO., INC., a corporation organized and existing under the laws of New Jersey (“Merck”), and AVALON PHARMACEUTICALS, INC., a corporation organized and existing under the laws of Delaware (“Avalon”).
RECITALS:
     WHEREAS, Avalon has developed and will develop Avalon Know-How (as hereinafter defined) and may obtain Avalon Patent Rights (as hereinafter defined);
     WHEREAS, Merck and Avalon desire to enter into a research collaboration to identify and develop Nominated Compounds (as hereinafter defined) and, if applicable, for Merck to develop and commercialize Licensed Compounds (as hereinafter defined) upon the terms and conditions set forth herein;
     WHEREAS, Merck desires to obtain a license under the Avalon Patent Rights and Avalon Know-How, upon the terms and conditions set forth herein and Avalon desires to grant such a license;
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the receipt and sufficiency which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1 DEFINITIONS.
Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below.
1.1	“Act” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§ 262 et seq., as such may be amended from time to time.

1.2	“Affiliate” shall mean (i) any corporation or business entity of which * percent (*%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by Merck or Avalon; or (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds * percent (*%) * or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of Merck or Avalon; or (iii) any corporation or business entity of which * percent (*%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a corporation or business entity described in (i) or (ii).

1.3	“Agreement” shall have the meaning given such term in the preamble to this document.
* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

1.4	“Avalon” shall have the meaning given such term in the preamble to this Agreement.

1.5	“Avalon Information and Inventions” shall mean all protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise with respect to (i) Hit Compounds, Lead Compounds, Nominated Compounds and/or Licensed Compounds, including without limitation, *, (ii) *, and (iii) *, in each case, resulting from the Research Program developed or invented solely by employees of Avalon or other persons not employed by Merck acting on behalf of Avalon; provided that and for the purposes of clarity, *.

1.6	“Avalon Know-How” shall mean all information and materials, including but not limited to, discoveries, improvements, processes, methods, protocols, formulas, data, gene signatures, inventions (including without limitation Avalon Information and Inventions and Avalon’s rights in Joint Information and Inventions), know-how and trade secrets, patentable or otherwise, which (i) as of the Effective Date or prior to the expiration and/or termination of the Research Program and the Wind Down Term, are in the Control of Avalon or its Affiliates, (ii) are not generally known and (iii) are necessary or useful to Merck in connection with the Research Program and the research, development, manufacture, marketing, use or sale of Licensed Compound or Product in the Territory; excluding, however, any Merck Know-How; provided that *.

1.7	“Avalon Optioned Compounds” shall have the meaning given such term in Section 2.6.3.

1.8	“Avalon Patent Rights” shall mean any and all patents and patent applications in the Territory (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention) which during the term of this Agreement are Controlled by Avalon or its Affiliates, which: (i) claim Lead Compounds, Nominated Compounds, Licensed Compounds and/or Products; or (ii) claim Avalon Information and Inventions; or (iii) are divisions, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, and the like of any such patents and patent applications and foreign equivalents thereof.

1.9	“Avalon Reversion License” shall have the meaning given such term in Section 2.6.3.

1.10	“* Proof of Concept” shall mean, with respect to a Lead Compound, *.

1.11	“Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.12	“Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.13	“Cancer Indication” shall mean a separate and distinct disease or medical condition in humans for which a Product that is in Clinical Trials is intended to treat and/or prevent and/or for which a Product has received Marketing Authorization for such treatment and/or prevention for the following disease and medical conditions: (a) the following * (each, a “Major Tumor Indication”); or (b) * (each, an “Other Cancer Indication”).
* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

1.14	“Change of Control” shall mean with respect to a Party: (1) the sale of all or substantially all of such Party’s assets or business relating to this Agreement; (2) a merger, reorganization or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least * percent (*%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (3) a person or entity, or group of persons or entities, acting in concert acquire more than * percent (*%) of the voting equity securities or management control of such Party.

1.15	“Clinical Trial” shall mean a Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, and/or post-Marketing Authorization clinical trial.

1.16	“Combination Product” shall mean a Product which includes one or more active ingredients other than Licensed Compound in combination with Licensed Compound. All references to Product in this Agreement shall be deemed to include Combination Product.

1.17	“Competing Pharma Change of Control” shall mean a Change of Control in which a company or group of companies acting in concert (a) for whom collective worldwide sales of ethical pharmaceutical products in the Calendar Year that preceded the Change of Control were * dollars ($*) or more, or (b) have (by itself, through an Affiliate or by contract with a Third Party) a research, development or commercialization program relating to *, is the acquirer (by asset purchase, merger, consolidation, reorganization or otherwise) as part of such Change of Control.

1.18	“Control”, “Controls” or “Controlled by” shall mean with respect to any item of or right under Avalon Patent Rights, Avalon Know-How, Merck Know-How, Merck Patents, or any other intellectual property rights, the possession of (whether by ownership or license, other than pursuant to this Agreement) or the ability of a Party to grant access to, or a license or sublicense of, such items or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense.

1.19	“Designation Date” shall have the meaning given such term in Section 2.6.2.

1.20	“Designation Expiration Date” shall have the meaning given such term in Section 2.6.2.

1.21	“Filing” of an NDA shall mean the acceptance by a Regulatory Authority of an NDA for filing.

1.22	“First Commercial Sale” shall mean, with respect to any Product, the first sale for end use or consumption of such Product in a country on a nationwide basis, excluding, however, any sale or other distribution for use in a Clinical Trial.

1.23	“Full Time Equivalent” or “FTE” shall mean the equivalent of a full-time scientist’s work time over a twelve-month period (including normal vacations, sick days and holidays). The portion of an FTE year devoted by a scientist to the Research Program shall be determined by dividing the number of full days during any twelve-month period devoted by such employee to the Research Program by the total number of working days during such twelve-month period. The foregoing FTE year methodology shall be applied on a pro rata basis to calculate the number of FTEs committed in a particular Calendar Quarter during the Research Program Term.
* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

1.24	“FTE Records” shall have the meaning given such term in Section 2.5.1.

1.25	“GLP” or “Good Laboratory Practice” shall mean the applicable then-current standards for laboratory activities for pharmaceuticals or biologicals, as set forth in the Act and any regulations or guidance documents promulgated thereunder, as amended from time to time, together with any similar standards of good laboratory practice as are required by any Regulatory Authority in the Territory.

1.26	“Hit Compounds” shall mean all compounds *.

1.27	“Hits Delivery Date” shall mean the date that Merck completes the transfer of the Hit Compounds to Avalon in accordance with Part A, Paragraph 4 of Schedule 2.1.

1.28	“IND” shall mean an Investigational New Drug application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.29	“Information” shall mean any and all information and data, including without limitation all Avalon Information and Inventions, Merck Information and Inventions, Joint Information and Inventions, Merck Know-How, Avalon Know-How, and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing, orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement.

1.30	“Initiates”, “Initiated” or “Initiation” shall mean, with respect to a Clinical Trial, the administration of the first dose to a patient in such Clinical Trial.

1.31	“Invention” shall mean any process, method, composition of matter, article of manufacture, discovery or finding that is conceived and/or reduced to practice as a result of the Research Program.

1.32	“Joint Committee” shall mean the joint committee established to coordinate the Research Program as more fully described in Section 2.3.

1.33	“Joint Information and Inventions” shall mean all protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, resulting from the Research Program developed or invented jointly by employees of Merck and Avalon or others acting on behalf of Merck and Avalon.
* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

1.34	“Joint Patent Rights” shall mean any and all patents and patent applications in the Territory (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention) which during the term of this Agreement claim Joint Information and Inventions, or are divisions, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, and the like of any such patents and patent applications and foreign equivalents thereof.

1.35	“Knowledge” shall mean as used in Section 6.2, the actual knowledge of a senior executive or officer of Avalon, after due inquiry of scientific employees of Avalon.

1.36	“Lead Compound” shall mean any compound identified by Avalon *.

1.37	“Licensed Compound” shall mean any Nominated Compound(s) that Merck has designated as a Licensed Compound pursuant to Section 2.6.2, together with any Structurally Related Compounds thereof and metabolites, prodrugs, salts, solvates, optical isomers, and polymorphs of the foregoing.

1.38	“Materials” shall have the meaning given such term in Section2.9.

1.39	“Major Tumor Indication” shall have the meaning given such term in Section 1.13(a).

1.40	“Marketing Authorization” shall mean all approvals necessary from the relevant Regulatory Authority to market and sell a Product in any country (including without limitation all applicable pricing and governmental reimbursement approvals required to sell Product in a country).

1.41	“Merck” shall have the meaning given such term in the preamble to this Agreement.

1.42	“Merck Extended Research Term” shall have the meaning given such term in Section 2.8.

1.43	“Merck Information and Inventions” shall mean all protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise with respect to Hit Compounds, Lead Compounds, Nominated Compounds and/or Licensed Compounds, resulting from the Research Program developed or invented solely by employees of Merck or other persons not employed by Avalon acting on behalf of Merck.

1.44	“Merck Know-How” shall mean *.

1.45	“Merck Patent Rights” shall mean any and all patents and patent applications in the Territory (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention) which during the term of this Agreement are Controlled by Merck which (i) claim Merck Information and Inventions; or (ii) claim Licensed Compound and/or Product; or (iii) only in the event that Avalon obtains an Avalon Reversion License in accordance with Section 2.6.3, claim Avalon Optioned Compounds and/or product to the extent it includes Avalon Optioned Compounds; or (iv) are divisions, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, and the like of any such patents and patent applications and foreign equivalents thereof.
* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

1.46	“NDA” shall mean a New Drug Application, Biologics License Application, Worldwide Marketing Application, Marketing Application Authorization, filing pursuant to Section 510(k) of the Act, or similar application or submission for Marketing Authorization of a Product filed with a Regulatory Authority to obtain marketing approval for a biological, pharmaceutical or diagnostic product in that country or in that group of countries.

1.47	“Net Sales” shall mean *.

1.48	“Nominated Compounds” shall mean any compound *.

1.49	“Other Cancer Indication” shall have the meaning given such term in Section 1.13(b).

1.50	“Party” shall mean Merck or Avalon, and “Parties” shall mean Merck and Avalon.

1.51	“Phase I Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(a).

1.52	“Phase II Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(b).

1.53	“Phase III Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(c).

1.54	“* Proof of Concept” shall mean, with respect to a Lead Compound *.

1.55	“Product(s)” shall mean any pharmaceutical or biological preparation (which may be in any formulation, presentation or dosage strengths) in final form (or in bulk form in accordance with Section 5.3.3) containing Licensed Compound (i) for sale by prescription, over-the-counter or any other method for any and all uses; or (ii) for administration to human patients in a Clinical Trial, for any and all uses, including without limitation any Combination Product.

1.56	“Regulatory Authority” shall mean any applicable government regulatory authority involved in granting approvals for the manufacturing, marketing, reimbursement and/or pricing of a Product in the Territory, including, in the United States, the United States Food and Drug Administration and any successor governmental authority having substantially the same function.

1.57	“Related Party” shall mean Merck, its Affiliates, and their respective sublicensees under the licenses granted to Merck under this Agreement (which term does not include distributors), as applicable.

1.58	“Research Program” shall mean the research activities undertaken by the Parties hereto as set forth in Article 2 and as further described in Schedule 2.1.
* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

1.59	“Research Program Term” shall have the meaning given such term in Section 2.8.

1.60	“Structurally Related Compounds” shall mean, with respect to a Lead Compound, Nominated Compound or Licensed Compound, as the case may be, a compound that is *.

1.61	“Subsequent MT Indication” means a Major Tumor Indication being pursued with respect to a Product for which a milestone payment was made for an Other Cancer Indication under Section 5.2.2.

1.62	“Target” shall mean *.

1.63	“Target HTS Assay” shall mean the promoter/reporter assays for the Target as developed and validated by Avalon in accordance with Part A, Paragraph 1 of Schedule 2.1.

1.64	“Territory” shall mean all of the countries in the world, and their territories and possessions.

1.65	“Third Party” shall mean an entity other than Merck and its Affiliates, and Avalon and its Affiliates.

1.66	“Valid Patent Claim” shall mean a claim of an issued and unexpired patent included within the *, which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, and which is not appealable or has not been appealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

1.67	“Wind Down Term” shall have the meaning given such term in Section 2.8.
ARTICLE 2 RESEARCH PROGRAM
2.1	General. Avalon and Merck shall engage in the Research Program upon the terms and conditions set forth in this Agreement. The activities to be undertaken in the course of the Research Program are set forth in Schedule 2.1 which may be amended from time to time upon mutual written agreement by authorized representatives of the Parties.
2.2	Conduct of Research. Avalon and Merck each shall proceed with the work set out in the Research Program by using their respective good faith efforts to allocate sufficient time, effort, equipment and facilities to the Research Program and to use personnel with sufficient skills and experience as are required to accomplish the Research Program in accordance with the terms of this Agreement and Schedule 2.1.

Avalon and Merck each shall conduct the Research Program in compliance with all applicable laws, rules and regulations, including, without limitation, Good Laboratory Practice. In addition, if animals are used in research hereunder, Avalon and Merck will comply with the Animal Welfare Act or any other applicable local, state, national and international laws and regulations relating to the care and use of laboratory animals. The Parties encourage each other to use the highest standards, such as those set forth in the Guide for the Care and Use of Laboratory Animals (NRC, 1996), for the humane handling, care and treatment of such research animals. Any animals which are used in the course of the Research Program, or products derived from those animals, such as eggs or milk, will not be used for food purposes, nor will these animals be used for commercial breeding purposes. Avalon and Merck shall notify each other in writing of any deviations from applicable regulatory or legal requirements. Avalon and Merck each certify to the other that it has not, and will not, employed or otherwise used in any capacity the services of any person debarred under United States law, including but not limited to Section 21 USC 335a, in performing any portion of the Research Program.
* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

Merck shall be entitled to utilize the service of Third Parties to perform its Research Program activities. Avalon shall be entitled to utilize the service of Third Parties to perform its Research Program activities; provided that Avalon shall not disclose the structure of any Hit Compound, Lead Compound, and/or Nominated Compound to any such Third Party without the prior express written consent of Merck. Notwithstanding anything to the contrary in the foregoing, both Parties shall remain at all times fully liable for its respective responsibilities under the Research Program.

Avalon shall ensure: (i) by written agreement that all Avalon personnel, employees, and agents involved in the Research Program shall comply with the confidentiality provisions of this Agreement and shall be obligated to assign any rights they may have in any Inventions made during such work to Avalon; and (ii) that each of its personnel, employees, and agents that work on the Research Program is qualified by appropriate experience and qualifications to perform the Research Program work assigned to them in a capable and professional manner.

Merck shall ensure: (i) by written agreement that all Merck personnel, employees, and agents involved in the Research Program shall comply with the confidentiality provisions of this Agreement and shall be obligated to assign any rights they may have in any Inventions made during such work to Merck; and (ii) that each of its personnel, employees, and agents that work on the Research Program is qualified by appropriate experience and qualifications to perform the Research Program work assigned to them in a capable and professional manner.

2.3	Research Program Oversight. Promptly after the Effective Date the Parties will establish a joint committee (the “Joint Committee”) to coordinate the Research Program as follows:
2.3.1	Composition. The Joint Committee shall have equal representation from Avalon and Merck of no less than three (3) representatives from each Party. Each Party may change its representatives to the Joint Committee from time to time in its sole discretion, effective upon notice to the other Party of such change. These representatives shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity with the Research Program. Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend Joint Committee meetings, subject to such representative’s or consultant’s written agreement to comply with the requirements of Section 4.1. The Joint Committee shall be chaired by a representative of Merck.
* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

2.3.2	Scope of Joint Committee Activities. The Joint Committee will act as a non-decision making forum for periodic review, assessment and discussions concerning the progress of the Research Program, and is intended to provide the Parties with an opportunity to draw on each other’s experience and knowledge relevant to the Research Program and provide consultation between the Parties. In addition, the Joint Committee shall also act as a forum to discuss and in good faith attempt to resolve any disagreement between the Parties as to whether * Proof of Concept and/or * Proof of Concept has been achieved for a Lead Compound in accordance with Section 2.6.1.

2.3.3	Meetings. The Joint Committee shall meet during the term of the Research Program in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than twice per Calendar Year (provided that upon the achievement of a * Proof of Concept or a * Proof of Concept in accordance with Section 2.6.1, such frequency shall be no less frequently than once per Calendar Quarter), with the location for such meetings alternating between Avalon and Merck facilities (or such other location may be determined by the Joint Committee). Alternatively, the Joint Committee may meet by means of teleconference, videoconference or other similar communications equipment. Each Party shall bear its own expenses related to the attendance of such meetings by its representatives.

2.3.4	Project Co-Leaders. Merck and Avalon each shall appoint two persons (each a “Project Co-Leader”), one a chemist and one a biologist, from the Joint Committee to consult and coordinate its part of the Research Program. The Project Co-Leaders shall be the primary contact between the Parties with respect to the Research Program. Each Party shall notify the other within thirty (30) days of the Effective Date of the appointment of its Project Co-Leaders and shall notify the other Party as soon as practicable upon changing this appointment.
2.4	Exchange of Information.
2.4.1	Upon execution of this Agreement, and on an ongoing basis during the term of the Research Program, Avalon shall disclose to Merck in English and in writing or in an electronic format all Avalon Know-How not previously disclosed to Merck. Merck shall promptly disclose Merck Know-How to Avalon during the Research Program Term.

2.4.2	Avalon will not be required to provide any information or data to the Joint Committee or to Merck other than Avalon Know-How.
* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

2.5	Records and Reports.
2.5.1	Records. Merck and Avalon shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved by it in the performance of the Research Program. Avalon shall also retain records, consistent with is own internal FTE record keeping standards, reasonably required to evidence the substance of the work being performed by Avalon’s FTEs working on the Research Program and the time spent on such activities by its FTEs, including without limitation records as to whether such FTEs are employees of Avalon, its Affiliates, or Third Parties as permitted by Section 2.2 (collectively, “FTE Records”).

2.5.2	Copies and Inspection of Records. Merck shall have the right, during normal business hours and upon reasonable notice, to inspect Avalon’s records that contain FTE Records, Avalon Information and Inventions and/or Avalon Know-how; provided that Avalon may require that such inspection be performed by Merck only using a Third Party reasonably acceptable to Avalon subject to written obligations of confidentiality with respect to such records no less stringent than the terms of this Agreement and such Third Party shall only report FTE Records, Avalon Information and Inventions and/or Avalon Know-How to Merck. Avalon may also take reasonable steps to protect information contained in their records that are not FTE Records, Avalon Information and Inventions and/or Avalon Know-How from disclosure to Merck or such Third Party. Merck shall maintain such records and the information disclosed therein in confidence in accordance with Section 4.1. Merck shall have the right to arrange for its employees and/or consultants involved in the activities contemplated hereunder to visit the offices and laboratories of Avalon and any of its Third Party contractors as permitted under Section 2.2 during normal business hours and upon reasonable notice, and to discuss the Research Program work and its results in detail with the technical personnel and consultants of Avalon. Upon request, Avalon shall provide copies of the records described in Section 2.5.1 above that are Avalon Information and Inventions, Avalon Know-How or FTE Records to Merck or if Avalon requires the Third Party inspector referred to above.

2.5.3	Quarterly Reports. Within * days following the end of each Calendar Quarter during the Research Program Term and any Wind Down Term, Avalon shall provide to Merck a written progress report in English which shall generally describe the work performed to date and in such Calendar Quarter on the Research Program, evaluate the work performed in relation to the goals of the Research Program and provide such other general information required by the Research Program or reasonably requested by Merck relating to the progress of the goals or performance of the Research Program. Such quarterly Avalon report shall also include, without limitation, a summary of the worked performed on the Research Program during such Calendar Quarter and a certification for Avalon whether the number of FTE’s working on the Research Program has met the required minimum amount of Avalon FTE, if any, for such Calendar Quarter under Section 8.2.1(b). *
* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

2.6	Proof of Concept Achievement and Merck’s Rights in Nominated Compound.
2.6.1	Achievement of * Proof of Concept and/or * Proof of Concept.
(a)	If Avalon believes that a Lead Compound has achieved either * Proof of Concept and/or * Proof of Concept, Avalon shall promptly notify Merck in writing of such conclusion and shall deliver to Merck the data in its possession that Avalon believes is required to support such conclusion. Merck may also request an appropriate amount, not to exceed * gram, of Material for such Lead Compound, which Avalon shall provide, for Merck to conduct its own testing of such Lead Compound to assist Merck in confirming that * Proof of Concept and/or * Proof of Concept has been achieved. After Merck’s receipt of such notice, information and Material and Merck’s prompt completion of its own confirmatory testing, but in no event more than ninety (90) days after Avalon has provided Merck with data, information and materials in accordance with this Section 2.6.1, Merck shall convene its appropriate development committee (the “Merck Pre-Clinical Development Committee”) which shall in good faith access the information provided by Avalon and Merck’s results of its own confirmatory testing, and determine whether it agrees that such Lead Compound has achieved the applicable * Proof of Concept or * Proof of Concept, as the case may be. If, after such review, the Merck Pre-Clinical Development Committee agrees with Avalon’s conclusion the respective proof of concept milestone event shall be deemed to have been achieved and Merck shall pay any milestone payments that may be due therefore pursuant to Section 5.2.1. If the Merck Development Committee concludes that the * Proof of Concept or * Proof of Concept, as the case may be, has not been achieved, Merck shall promptly so notify Avalon and provide Avalon with a written explanation of its rationale for such determination together with any relevant results generated by Merck from its own confirmatory testing.

(b)	*.
2.6.2	Merck Rights in Nominated Compounds. Within thirty (30) days of a Lead Compound becoming a Nominated Compound, Avalon shall provide Merck with all Avalon Information and Inventions with respect to such Nominated Compound (as further specified in phase (5) of the Research Program in Part A, Paragraph 5 of Schedule 2.1 and which shall include without limitation all results and structural information with respect to such Nominated Compound in Avalon’s possession), and a mutually agreed amount of such Nominated Compound necessary to permit Merck to perform confirmatory testing and support its preclinical candidate criteria. Merck shall have * days after Merck’s receipt from Avalon of all such information and quantities of Nominated Compounds, to designate in its sole discretion such Nominated Compound as a Licensed Compound which designation shall be made by written notice to Avalon. The date that Merck makes such a designation shall be referred to herein as the “Designation Date”. If Merck designates a Nominated Compound as a Licensed Compound, Merck shall pay the amount specified in Section 5.1 therefor and such Nominated Compounds and the compounds relating to such Nominated Compounds as specified in the definition of Licensed Compounds in Section 1.37 shall become Licensed Compounds and will be subject to the exclusive license to Merck granted under Section 3.1.1(c). If Merck fails to designate a Nominated Compound as a Licensed Compound within such * day period, Merck’s right to designate such Nominated Compound as a Licensed Compound shall terminate and Avalon’s reversion rights set forth in Section 2.6.3 shall apply. The expiration of such * day period without a designation by Merck, or if earlier, the express written notification from Merck that it does not wish to designate such Nominated Compounds as Licensed Compounds is referred to herein as the “Designation Expiration Date”.
* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

2.6.3	Avalon Reversion Rights in Nominated Compounds. Only in the event that (i) Merck does not designate any Nominated Compound as a Licensed Compound in accordance with Section 2.6.2; and the Research Program Term has terminated, or (ii) as specified pursuant to Section 8.2.2, Section 8.2.3 or Section 8.3.2(b) in connection with a termination of this Agreement, then Avalon shall have the right to obtain an Avalon Reversion License (as defined below). Avalon shall exercise the Avalon Reversion License by providing written notice to Merck (x) no earlier than, and within * days after, the later of (I) the expiration of the Research Program Term; and (II) the Designation Expiration Date, or (y) if Avalon has such license right pursuant to Section 8.2.2, Section 8.2.3 or Section 8.3.2(b) in connection with a termination of this Agreement, within the time frame specified therein. The “Avalon Reversion License” shall mean * such Nominated Compound and Structurally Related Compounds thereof, * (the “Avalon Optioned Compounds”; provided that if Avalon has such license right pursuant to Section 8.2.2, Section 8.2.3 or Section 8.3.2(b) in connection with a termination of this Agreement, “Avalon Optioned Compounds” shall have the meaning given such term therein) solely for the research, development, manufacture, use and commercialization of the Avalon Optioned Compounds for their modulation of the Target, which license shall also be subject to the terms and conditions set forth below:
(a)	Avalon will pay a royalty to Merck on worldwide net sales of all preparations and formulations containing an Avalon Optioned Compound at a royalty rate of: (i) * percent (*%) of the first * dollars ($*) in net sales in a Calendar Year; (ii) * percent (*%) of all net sales greater than * dollars ($*) and less than * dollars ($*) in a Calendar Year; and (iii) * percent (*%) of all net sales greater than * dollars ($*) in a Calendar Year. The foregoing royalties shall be subject to abatement by royalties payable by Avalon for patent licenses from Third Parties necessary to sell such Avalon Optioned Compound (other than for Merck Third Party Obligations (as defined below)) at the rate of * percent (*%) of such obligations not to exceed * percent (*%) of the royalty otherwise payable by Avalon to Merck hereunder.
* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

For the purposes of calculating the foregoing royalties, net sales shall be calculated using the definition of Net Sales set forth in this Agreement as if applicable to the gross invoice price of product containing an Avalon Optioned Compound sold by Avalon, its Affiliates or sub-licensees to Third Parties. These financial terms are binding on the Parties and Avalon shall not have to make any further payments to Merck for the Avalon Reversion License; provided that if applicable, Avalon shall be responsible for any and all payment obligations that Merck may have to any Third Party with respect to such Avalon Optioned Compounds (“Merck Third Party Obligations”).
(b)	In the event that the making, having made, use, offer for sale, sale or import by Avalon, its Affiliates or sub-licensees, of Avalon Optioned Compounds(s) or products containing Avalon Optioned Compound, would infringe during the term of this Agreement a product or use claim of issued letters patent which Merck Controls and which patents are not covered by the grant in the first paragraph of this Section 2.6.3, Merck grants to Avalon, to the extent Merck is legally able to do so, a non-exclusive, sublicenseable license in the Territory under such issued letters patent for Avalon, its Affiliates and sub-licensees to develop, make, have made, use, sell, offer for sale or import Avalon Optioned Compounds and products containing Avalon Optioned Compound in the Territory for which royalties are otherwise payable to Merck under the terms of this Section 2.6.3; provided that the foregoing licenses shall not include any claim of an issued letters of patent that claims a formulation that was invented after the date the Avalon Reversion License is exercised by Avalon to the extent that such claim(s) are directed to the formulation of compounds other than just Avalon Optioned Compounds. Avalon shall also be responsible for any and all payment obligations that Merck may have to any Third Party to the extent such payment obligations relate to the grant of a sublicense of such Third Party’s patents under this Section 2.6.3(b).

(c)	Merck shall have a right of first negotiation for any Avalon Optioned Compound *. Avalon shall promptly notify Merck of any such achievement and Merck’s right of first negotiation for such Nominated Compound shall continue for * days following such notification. If the Parties do not reach agreement, Avalon shall have the right to grant rights to such Avalon Optioned Compound to a Third Party. For the avoidance of doubt, Avalon shall have the right to grant rights to a Third Party with respect to Avalon Optioned Compounds prior to such achievement of such clinical proof of concept and the granting of such rights shall terminate Merck’s right of first negotiation.
* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

If Avalon exercises the Avalon Reversion License, the Parties shall, in good faith negotiate a definitive agreement (a “Definitive Avalon Reversion License Agreement”) to encompass the Avalon Reversion License which may include other usual and customary provisions and obligations therefore; provided that the Avalon Reversion License shall be deemed to be automatically granted to Avalon under the foregoing terms and conditions of this Section 2.6.3 upon Avalon providing the notice in accordance therewith and such license shall remain in effect under such terms and conditions until such time as the Parties mutually agree to, execute and deliver a Definitive Avalon Reversion License Agreement.
2.7	Research Information and Inventions. The entire right, title and interest in:
2.7.1	Avalon Information and Inventions and the intellectual property rights therein shall be owned solely by Avalon;

2.7.2	Merck Information and Inventions and the intellectual property rights therein shall be owned solely by Merck; and

2.7.3	Joint Information and Inventions and the intellectual property rights therein shall be owned *.
Notwithstanding anything to the contrary in subsections 2.7.1 through 2.7.3 and without limiting any other provision of this Agreement, all Hit Compounds, Lead Compounds, Nominated Compounds and Licensed Compounds shall be subject to the Parties’ further covenants in Section 2.12.

Avalon shall promptly disclose to Merck in writing its identification of any Lead Compounds and of the development, making, conception or reduction to practice of Avalon Information and Inventions and Joint Information and Inventions.

2.8	Research Program Term. Except as otherwise provided herein, the term of the Research Program (the “Research Program Term”) shall commence on the Effective Date and continue until * (such continuation a “Merck Extended Research Term”). In addition, as part of any Merck Extended Research Term Merck, in its written notice therefor, may also *. In the Event that the Research Program Term is terminated in accordance with clause (a) above without a Nominated Compound being identified and Avalon reasonably believes that it is close to successfully identifying a Nominated Compound, Avalon may by written notice provided to Merck by such termination date continue the Research Program for an additional six (6) month period (the “Wind Down Term”) in order to provide Avalon with an additional opportunity to identify a Nominated Compound. This Research Program Term may also be extended by the Parties by mutual written agreement of the authorized representative of the Parties, and the Parties shall, in such case, amend Schedule 2.1 as applicable. In the event that Avalon identifies a Nominated Compound during the Wind Down Term, Sections 2.6.1 and 2.6.2 shall apply to such Nominated Compound.
* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

2.9	Materials. In order to facilitate the Research Program, each Party shall provide the other Party with sufficient quantities of material as set forth in Schedule 2.1, such material and other materials as each such Party may provide from time to time under this Agreement (the “Materials”). Each Party shall use the Materials supplied by the other Party solely for the purposes of carrying out its respective activities under the Research Program in accordance with the terms of this Agreement and, consistent with the licenses granted to either party under this Agreement. Neither Party shall transfer, deliver or disclose any such Materials of the other Party, or any derivatives, analogs, modifications or components thereof, to any Third Party without the prior written approval of the providing Party, except that, if Merck is granted a license pursuant to Section 3.1.1(c) Merck may transfer Materials provided by Avalon without Avalon’s prior written consent to Merck’s Related Parties, agents and subcontractors for the purpose of carrying out the development and commercialization of Licensed Compound or Product and if Avalon is granted a license pursuant to Section 2.6.3 Avalon may transfer Materials provided by Merck without Merck’s consent for the purpose of carrying out the development and commercialization of Avalon Optioned Compounds. The Materials are not to be used in humans, except as contemplated by this Agreement and permitted by applicable law. Any unused Materials supplied by either Party to the other Party (excluding Materials supplied (x) by Avalon being used by Merck to develop and commercialize Licensed Compounds in accordance with the rights granted to Merck therein under Section 3.1 or (y) by Merck being used by Avalon to develop and commercialize Avalon Optioned Compounds in accordance with the rights granted to Avalon therein under Section 2.6.3) shall be, at the supplying Party’s option, either returned to the other Party, or destroyed in accordance with its instructions.
2.10	*.
2.10.1	*.

2.10.2	*.
2.11	Research Program Limited Liability. Merck understands and agrees that Avalon makes no representation that the Research Program will identify and/or obtain any Lead Compound and/or Nominated Compound and Avalon shall have no liability to Merck for failing to identify and/or obtain any Lead Compound and/or Nominated Compound.
2.12	Further Covenants.
2.12.1	*.

2.12.2	*.
* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

ARTICLE 3 LICENSE; EXCHANGE OF INFORMATION; DEVELOPMENT AND COMMERCIALIZATION.
3.1	License Grant.
3.1.1	License Grants by Avalon. Subject to the terms and conditions of this Agreement, Avalon hereby grants to Merck:
(a)	a royalty-free, * license in the Territory under the Avalon Know-How and Avalon Patent Rights for the limited purpose of allowing Merck to conduct the obligations and responsibilities allocated to Merck under the Research Program, including without limitation, to evaluate Merck’s interest in designating a Nominated Compound as a Licensed Compound pursuant to Section 2.6.2 of this Agreement. Merck may sublicense such rights to its Affiliates and Third Parties to conduct such obligations and responsibilities on its behalf.

(b)	a perpetual, royalty-free * license in the Territory under Avalon Patent Rights and Avalon Know-How solely for Merck and its Affiliates internal research purposes for screening compounds against the Target for the sole purpose of identifying compounds that do not modulate and/or bind to the Target. Merck may sublicense such rights to its Affiliates and Third Parties, but solely in the case of such Third Parties on a fee for service basis to conduct internal research for and on behalf of Merck and its Affiliates. The license granted under this Section 3.1.1(b) shall take effect upon Merck’s payment to Avalon of the milestone payments for * events pursuant to Section 5.2.1.

(c)	a royalty bearing (pursuant to Section 5.3) * (even as to Avalon) license in the Territory, with the right to sublicense under Avalon Patent Rights, Avalon Know-How and Avalon’s interest in Joint Information and Inventions and Joint Patent Rights, to develop, use, make, have made, offer to sell, sell or import Licensed Compounds and Products for any and all purposes. The license granted under this Section 3.1.1(c)) shall take effect upon Merck’s payment to Avalon of *.

(d)	Merck shall ensure that any sublicensee to which it sublicenses the rights granted to Merck by Avalon under this Section 3.1.1 and Section 3.2, is required to comply with at least the same obligations as Merck under this Agreement, and *.
3.1.2	License Grant by Merck. Subject to the terms and conditions of this Agreement, Merck hereby grants to Avalon a non-exclusive, non-royalty bearing, non-sublicenseable license in the Territory under Merck Information and Inventions and Merck Know-How, solely for the limited purpose of allowing Avalon to conduct the obligations and responsibilities allocated to Avalon under the Research Program.
* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

3.2	Non-Exclusive License Grant. In the event that the making, having made, use, offer for sale, sale or import by Merck, or Merck’s Related Parties, of Licensed Compound(s) or Product(s) would infringe during the term of this Agreement *, Avalon hereby grants to Merck, to the extent Avalon is legally able to do so, a non-exclusive, sublicenseable license in the Territory under such issued letters patent for Merck and its Related Parties to develop, make, have made, use, sell, offer for sale or import Licensed Compound(s) and Product(s) in the Territory for which royalties are otherwise payable to Avalon under this Agreement; provided that the foregoing licenses shall not include any claim of an issued letters patent that claims *. Merck shall be responsible for any and all payment obligations that Avalon may have to any Third Party to the extent such payment obligations relate to the grant of a sublicense of such Third Party’s patents under this Section 3.2.
3.3	No Implied Licenses. Except as specifically set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, in any Information disclosed to it under this Agreement or under any patents or patent applications Controlled by the other Party or its Affiliates.
3.4	Development and Commercialization. Upon Merck’s designation of a Nominated Compound as a Licensed Compound in accordance with Section 2.6.2 and the granting of a license under Section 3.1.1(c), Merck shall use * efforts, consistent with the usual practice followed by Merck in pursuing the development, commercialization and marketing of its other pharmaceutical products of a similar commercial value, at its own expense, to develop commercialize and market a Product on a * basis in such countries in the Territory where in Merck’s opinion it is commercially viable to do so. After * and until *, within * days after the end of each Calendar Year, Merck shall provide Avalon with a written report that *. At any time after Merck has designated a Nominated Compound as a Licensed Compound in accordance with Section 2.6.2 and the granting of a license to Merck under Section 3.1.1(c), Merck shall promptly notify Avalon in the event that Merck and its Related Parties are no longer developing or commercializing at least * Licensed Compound or Product in the Territory because in Merck’s opinion it is not commercially viable and Merck also does not pursue sublicensing of the Licensed Compound or Product in the Territory (such notice is a “No Commercial Viability Notice”) and Avalon shall have a right to terminate this Agreement in accordance with Section 8.2.3.
3.5	Excused Performance. The obligations of Merck with respect to any Licensed Compound or Product under Section 3.4 are expressly conditioned upon the continuing absence of any adverse condition or event relating to the safety or efficacy of the Licensed Compound or Product, and the obligation of Merck to develop or market any such Licensed Compound and Product shall be delayed or suspended so long as in Merck’s opinion any such condition or event exists.
* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

ARTICLE 4 CONFIDENTIALITY AND PUBLICATION.
4.1	Nondisclosure Obligation. All Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and shall not be disclosed to any Third Party or used for any purpose except as set forth herein without the prior written consent of the disclosing Party, except to the extent that such Information:
4.1.1	is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;

4.1.2	is in the public domain by use and/or publication before its receipt from the disclosing Party, or thereafter enters the public domain through no fault of the receiving Party;

4.1.3	is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party;

4.1.4	is developed by the receiving Party independently of Information received from the disclosing Party, as documented by the receiving Party’s business records;

4.1.5	is disclosed to governmental or other regulatory agencies in order to obtain patents or to gain or maintain approval to conduct clinical trials or to market Product, but such disclosure may be only to the extent reasonably necessary to obtain patents or authorizations;

4.1.6	is deemed necessary by Merck to be disclosed to Related Parties, agents, consultants, and/or other Third Parties for the research and development, manufacturing and/or marketing of the Licensed Compound or Product (or for such entities to determine their interest in performing such activities) in accordance with this Agreement on the condition that such Third Parties agree to be bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in this Agreement; provided, however, that the term of confidentiality for such Third Parties shall be no less than ten (10) years from date of receipt; or

4.1.7	is deemed necessary by Avalon to be disclosed (a) to its, agents, consultants, and/or other Third Parties for accomplishing the goals of the Research Program or, (b) in the event that Avalon is granted an Avalon Reversion License in accordance with Section 2.6.3, to Avalon’s existing and potential sublicensees, for the research and development, manufacturing and/or marketing of the Avalon Optioned Compounds or product to the extent it contains Avalon Optioned Compounds (or for such entities to determine their interest in performing such activities) in accordance with this Agreement, in each case, on the condition that such Third Parties agree to be bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in this Agreement; provided, however, that the term of confidentiality for such Third Parties shall be no less than ten (10) years from date of receipt; or
* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

4.1.8	is deemed necessary by counsel to the receiving Party to be disclosed to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the receiving Party, on the condition that such attorneys, independent accountants and financial advisors agree to be bound by the confidentiality and non-use obligations contained in this Agreement; provided, however, that the term of confidentiality for such attorneys, independent accountants and financial advisors shall be no less than ten (10) years.
Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

If a Party is required by judicial or administrative process to disclose Information that is subject to the non-disclosure provisions of this Section 4.1 or Section 4.2, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 4.1 and Section 4.2, and the Party disclosing Information pursuant to law or court order shall take all steps reasonably necessary, including without limitation obtaining an order of confidentiality, to ensure the continued confidential treatment of such Information.

4.2	Avalon Know-How. Avalon agrees to keep all Avalon Know-How with respect to the Target and Hit Compounds, Lead Compounds, Nominated Compounds and Licensed Compounds confidential subject to the exceptions in Section 4.1.2, 4.1.5, 4.1.7 and/or 4.1.8.

4.3	Publication. Merck and Avalon each acknowledge the other Party’s interest in publishing the results of its research in order to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each Party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. Consequently, except for disclosures permitted pursuant to Section 4.1, either Party, its employees or consultants wishing to make a publication shall deliver to the other Party a copy of the proposed written publication or an outline of an oral disclosure at least * days prior to submission for publication or presentation. The reviewing Party shall have the right (a) to propose modifications to the publication or presentation for patent reasons, trade secret reasons or business reasons or (b) to request a reasonable delay in publication or presentation in order to protect patentable information. If the reviewing Party requests a delay, the publishing Party shall delay submission or presentation for a period of * days to enable patent applications protecting each Party’s rights in such information to be filed in accordance with Article 7. Upon expiration of such * days, the publishing Party shall be free to proceed with the publication or presentation. If Avalon requests modifications to a Merck publication or presentation, Merck shall edit such publication to prevent disclosure of Information of Avalon subject to the confidentiality obligations and uses permitted under this Article 4 prior to submission of the publication or presentation. If Merck requests modifications to an Avalon publication or presentation, Avalon shall edit such publication to prevent disclosure of Information of Merck subject to the Confidentiality obligations of this Article 4 prior to submission of the publication or presentation.
* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

4.4	Publicity/Use of Names. No disclosure of the existence, or the terms, of this Agreement may be made by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employees in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by law. The Parties acknowledge and agree that, upon and/or following the Effective Date, one or both of the Parties may desire to issue a press release announcing the execution of this Agreement. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof; provided, however, that neither Party shall issue any such press releases without the other Party’s consent, which may not be unreasonably withheld. Either Party may issue such press releases or otherwise make such public statements or disclosures (such as in annual reports to stockholders or filings with the Securities and Exchange Commission) as it determines in good faith based on advice of counsel, are reasonably necessary to comply with applicable public disclosure laws and regulations; provided, however, to the extent practicable a Party shall not issue any such press releases or make such statements or disclosures without the other Party’s prior review and comment. In addition, following any initial press release(s) announcing this Agreement or other public disclosure approved by both Parties, either Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance herewith. Either Party may also disclose the terms and conditions of this Agreement under terms of confidentiality and non-use obligations that are substantially no less stringent than the confidentiality and non-use provisions in this Agreement to its current or potential advisors and to its existing and potential lenders and investors for the purpose of such Party’s financing activities and in connection with a potential Change of Control of such Party.
ARTICLE 5 PAYMENTS; ROYALTIES AND REPORTS
5.1	Merck Licensed Compound Designation Payment. Subject to the terms and conditions of this Agreement, Merck shall pay to Avalon the amount of * dollars ($*) within * days of its written notice the first time that Merck designates a Nominated Compound as a Licensed Compound pursuant to Sections 2.6.2. In the event that Merck makes a payment under this Section 5.1 and any of the milestone payments under Section 5.2.1 for the first Nominated Compound have not been paid, any such unpaid milestone under Section 5.2.1 shall be payable at such time.
* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

5.2	Milestone Payments. Subject to the terms and conditions of this Agreement, Merck shall pay to Avalon the milestone payments set forth in this Section 5.2.
5.2.1	*.

5.2.2	*.

5.2.3	*.

5.2.4	*.

5.2.5	*.

5.2.6	*.

5.2.7	Merck shall notify Avalon in writing within * days following the achievement of each milestone event set forth in this Section 5.2, and shall make the appropriate milestone payment within thirty (30) days after the achievement of such milestone event. The milestone payments set forth in this Section 5.2 shall be payable only upon the initial achievement of the particular milestone event for each Product and no amounts shall be due hereunder for subsequent or repeated achievement of such milestone event for such Product. If during the term of this Agreement any of the foregoing milestone triggering events is skipped for a particular Product and Cancer Indication, the milestone that would otherwise have been due for such skipped milestone shall be due and payable on the occurrence of the next to occur milestone event triggering event for such Product and Cancer Indication.

5.2.8	Notwithstanding anything else to the contrary in this Section 5.2, if Merck ceases development of a Licensed Compound or Product because of any adverse condition or event relating to the safety or efficacy of such Licensed Compound or Product, then Merck may apply the total milestone payments made with respect to such abandoned Product against milestone payment obligations for the next Product.
* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

5.3	Royalties.
5.3.1	Royalties Payable by Merck. Subject to the terms and conditions of this Agreement, Merck shall pay Avalon royalties, calculated on a Product-by-Product basis as set forth in this Section 5.3.
(a)	Patent Royalties. Subject to the provisions of Section 5.3.1(d), Merck shall pay Avalon royalties in an amount equal to the following percentage of Net Sales of Products by Merck and its Related Parties; provided that the sale of such Product would, but for the license granted to Merck under Section 3.1.1, infringe a Valid Patent Claim in the country of sale:
(i)	* percent (*%) of such Net Sales in the Territory in each Calendar Year up to and including * dollars ($*);

(ii)	* percent (*%) of such Net Sales in the Territory in each Calendar Year for the portion of Net Sales exceeding * dollars ($*) up to and including * dollars ($*); and

(iii)	* percent (*%) of such Net Sales in the Territory in each Calendar Year for the portion of Net Sales exceeding * dollars ($*).
(b)	Know-How Royalty. Notwithstanding the provisions of Section 5.3.1(a), in countries where the sale of Product by Merck or its Related Parties would not infringe a Valid Patent Claim, Merck shall pay royalty rates at * percent (*%) of the applicable royalty rate determined according to Section 5.3.1(a).

(c)	Royalty tiers pursuant to Section 5.3.1(a) and Section 5.3.1(b) shall be calculated based on Net Sales of each Product in the Territory. For the purposes of calculating the royalty rates applicable to Net Sales, the Net Sales of a Product subject to royalties under either Section 5.3.1(a) or Section 5.3.1(b) shall be pro rated based upon the aggregate amount of Net Sales for such Product subject to royalties under both Section 5.3.1(a) and Section 5.3.1(b). By way of example, assuming Net Sales for a Product in a given Calendar Year equal $*, with $* (or *%) of such Net Sales being subject to Section 5.3.1(a) and $* (or *%) of such Net Sales being subject to Section 5.3.1(b), then: first tier royalties would be $* x *% payable at a *% royalty rate and $* x *% payable at a *% royalty rate; and second tier royalties would be $* x *% payable at a *% royalty rate and $* x *% payable at a *% royalty rate.

(d)	Royalties on each Product at the rates set forth above shall be payable on a country-by-country and Product-by-Product basis until the later of: (i) the last-to-expire Valid Patent Claim claiming such Licensed Compound or Product as a composition of matter; or (ii) * years after First Commercial Sale of such Product in such country, after which time there is no further royalty obligations with respect to such Product in such country.
* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

(e)	All royalties are subject to the following conditions:
(i)	that only one royalty shall be due with respect to the same unit of Product;

(ii)	that (and for the purposes of clarity) no royalties shall be due upon the sale or other transfer among Merck or its Related Parties, but in such cases the royalty shall be due and calculated upon Merck’s or its Related Party’s Net Sales to the first independent Third Party;

(iii)	no royalties shall accrue on the sale or other disposition of Product by Merck or its Related Parties for use in a Clinical Trial;

(iv)	no royalties shall accrue on the disposition of Product in reasonable quantities by Merck or its Related Parties as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies for a non-commercial purpose); and

(v)	For the purposes of clarity, the Parties acknowledge and agree, that Merck may develop or commercialize Product in various formulations, presentations or dosage strengths and that all formulations, presentations or dosage strengths of Product incorporating the same Licensed Compound shall be considered the same “Product” for determining any milestone or royalty payments due for such Product.
5.3.2	Change in Sales Practices. The Parties acknowledge that during the term of this Agreement, Merck’s sales practices for the marketing and distribution of Product may change to the extent to which the calculation of the payment for royalties on Net Sales may become impractical or even impossible. In such event the Parties agree to meet and discuss in good faith new ways of compensating Avalon to the extent currently contemplated under Section 5.3.1, but neither Party shall be obligated to agree to any change in compensation.

5.3.3	Royalties for Bulk Licensed Compound. In those cases where Merck sells bulk Licensed Compound rather than Product in packaged form to an independent Third Party, the royalty obligations of this Section 5.3 shall be applicable to the bulk Licensed Compound.

5.3.4	Compulsory Licenses. If a compulsory license is granted to a Third Party with respect to Product in any country in the Territory with a royalty rate lower than the royalty rate provided by subsection 5.3.1, then the royalty rate to be paid by Merck on Net Sales in that country under subsection 5.3.1 shall be reduced to the rate paid by the compulsory licensee
* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

5.3.5	Third Party Licenses. In the event that one or more patent licenses from other Third Parties are required by Merck or its Related Parties in order to make, have made, use, offer to sell, sell or import Licensed Compound or Product(s) in a country (hereinafter “Third Party Patent Licenses”), * percent (*%) of the royalties actually paid under such Third Party Patent Licenses by Merck for sale of such Licensed Compound or Product in a country for a Calendar Quarter shall be creditable against the royalty payments due Avalon by Merck with respect to the sale of such Licensed Compound or Products in such country only for such Calendar Quarter; provided, however, that in no event shall the royalties owed by Merck to Avalon for such Calendar Quarter in such country be reduced by more than * percent (*%).
5.4	Reports; Payment of Royalty. During the term of this Agreement following the First Commercial Sale of a Product, Merck shall furnish to Avalon a quarterly written report for the Calendar Quarter showing the Net Sales of all Products subject to royalty payments sold by Merck and its Related Parties in the Territory during the reporting period and the royalties payable under this Agreement in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including, without limitation and on a country-by-country and Product-by-Product basis, the number of Products sold, the gross sales and Net Sales of Products, the royalties (in U.S. dollars) payable, and the method used to calculate the royalty. Reports shall be due on the * day following the close of each Calendar Quarter. Royalties shown to have accrued by each royalty report shall be due and payable on the date such royalty report is due. Merck shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.
5.5	Audits.
5.5.1	Upon the written request of Avalon and not more than once in each Calendar Year, Merck and its Affiliates shall permit an independent certified public accounting firm of nationally recognized standing selected by Avalon and reasonably acceptable to Merck, at Avalon’s expense, to have access during normal business hours to such of the records of Merck and its Affiliates as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than * months prior to the date of such request. The accounting firm shall disclose to Avalon only whether the royalty reports are correct or incorrect and the amount of any discrepancy. No other information shall be provided to Avalon.

5.5.2	If such accounting firm correctly identifies a discrepancy made during such period, the appropriate Party shall pay the other Party the amount of the discrepancy within * days of the date Avalon delivers to Merck such accounting firm’s written report so correctly concluding, or as otherwise agreed upon by the Parties. The fees charged by such accounting firm shall be paid by Avalon; provided, however if such audit uncovers an underpayment of royalties by Merck that exceeds * percent (*%) and * dollars ($*) of the total royalties owed by Merck to Avalon for the period audited, then the fees and costs charged by such accounting firm for such audit shall be paid by Merck.
* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

5.5.3	Merck shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to Merck, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Avalon’s independent accountant to the same extent required of Merck under this Agreement.

5.5.4	Except in the case of fraud, upon the expiration of * months following the end of any year, the calculation of royalties payable with respect to such year shall be binding and conclusive upon Avalon and Merck, and Merck and its Related Parties shall be released from any liability or accountability with respect to royalties for such year.

5.5.5	Avalon shall treat all financial information subject to review under this Section 5.5 or under any sublicense agreement in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with Merck and/or its Related Parties obligating it to retain all such information in confidence pursuant to such confidentiality agreement.
5.6	Payment Exchange Rate. All payments to be made by Merck to Avalon under this Agreement shall be made in United States dollars and may be paid by check made to the order of Avalon or bank wire transfer in immediately available funds to such bank account in the United States as may be designated in writing by Avalon from time to time. In the case of sales outside the United States, the rate of exchange to be used in computing the amount of currency equivalent in United States dollars due Avalon shall be made at the rate of exchange utilized by Merck in its worldwide accounting system, prevailing on the third to the last business day of the month prior to the month in which such sales are recorded by Merck.
5.7	Income Tax Withholding. If applicable laws, rules or regulations require withholding of income or other taxes imposed upon any payments made by Merck to Avalon under this Article 5, Merck shall make such withholding payments as may be required and shall subtract such withholding payments from such payments. Merck shall submit appropriate proof of payment of the withholding taxes to Avalon within a reasonable period of time. Merck shall render Avalon reasonable assistance in order to allow Avalon to obtain the benefit of any present or future treaty against double taxation which may apply to such payments. If Merck had a duty to withhold taxes in connection with any payment it made to Avalon under this Agreement but Merck failed to withhold, and such taxes were assessed against and paid by Merck, then Avalon shall reimburse and hold harmless Merck from and against such taxes (including interest). If Merck makes a claim under this Section, it will comply with the obligations imposed by this Section as if Merck had withheld taxes from a payment to Avalon.
* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

5.8	*.
ARTICLE 6 REPRESENTATIONS AND WARRANTIES
6.1	Representations and Warranties of Each Party. Each Party represents and warrants to the other Party that as of the Effective Date:
6.1.1	it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;

6.1.2	this Agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; and

6.1.3	it has the full right, power and authority to grant the licenses granted under Article 3.
6.2	Avalon Representation and Warranties. Avalon represents and warrants to Merck that as of the Effective Date:
6.2.1	it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in present and future Avalon Patent Rights or Avalon Know-How with respect to the Target or specifically to any compound that to its Knowledge binds to, and/or modulates, the Target;

6.2.2	Avalon has no Knowledge that the Avalon Know-How, including without limitation the methodology used to develop, identify, and synthesize compounds as potential Lead Compounds, Nominated Compounds, Licensed Compounds and/or Products infringes the intellectual property rights owned or possessed by any Third Party; and

6.2.3	Avalon has no Knowledge of any judgments or settlements against or owed by Avalon or pending or threatened claims or litigation against Avalon relating to the Avalon Know-How and the Avalon Patent Rights.
6.3	Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER AVALON NOR MERCK MAKES ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE QUALITY OF ANY KNOW-HOW OR PATENT RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTY OR REPRESENTATION REGARDING CLINICAL EFFECTIVENESS OF THE PRODUCT MANUFACTURED OR THAT ANY PATENT IS VALID OR THAT ANY PATENT APPLICATION WILL BE GRANTED OR THAT PRODUCT OR MANUFACTURE, SALE OR USE THEREOF DOES NOT INFRINGE PATENTS OWNED BY A THIRD PARTY.
* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

ARTICLE 7 PATENT PROVISIONS.
7.1	Filing, Prosecution and Maintenance of Patents. Avalon shall have the right to file, prosecute and maintain in the Territory, upon appropriate consultation with Merck, the Avalon Patent Rights licensed to Merck under this Agreement; provided, however, that with respect to any Joint Information and Inventions, *. With respect to Avalon Information and Inventions and/or Avalon Know-How, Avalon may elect not to file patent applications in any country in the Territory or may elect to file patent applications in some but not all countries in the Territory, and if so, Avalon shall notify Merck and at the cost and expense of Merck, Merck shall have the right to file such patent application in any or all countries in the Territory in which Avalon elected not to file such patent applications. In such event, Avalon shall execute such documents and perform such acts at Merck’s expense as may be reasonably necessary in a timely manner to allow Merck to file and prosecute such applications. Any such patent applications shall be Avalon Patent Rights owned by Avalon. In each case, the filing Party shall give the non-filing Party an opportunity to review the text of the application before filing, shall consult with the non-filing Party with respect thereto, and shall supply the non-filing Party with a copy of the application as filed, together with notice of its filing date and serial number. Avalon shall keep Merck advised of the status of the actual and prospective patent filings and upon Merck’s request, shall provide advance copies of any papers related to the filing, prosecution and maintenance of such patent filings. Avalon shall promptly give notice to Merck of the grant, lapse, revocation, surrender, invalidation or abandonment of any Avalon Patent Rights licensed to Merck for which Avalon is responsible for the filing, prosecution and maintenance. With respect to all filings hereunder, the filing Party shall be responsible for payment of all costs and expenses related to such filings.
7.2	Option of Merck to Prosecute and Maintain Patents. Avalon shall give notice to Merck of any desire to cease prosecution and/or maintenance of Avalon Patent Rights exclusively licensed to Merck with respect to Licensed Compound or Product under this Agreement on a country by country basis in the Territory and, in such case, shall permit Merck, in its sole discretion, to continue prosecution or maintenance of such Avalon Patent Rights at its own expense. If Merck elects to continue prosecution or maintenance, Avalon shall execute such documents and perform such acts at Avalon’s expense as may be reasonably necessary to effect an assignment of such Avalon Patent Rights to Merck in a timely manner to allow Merck to continue such prosecution or maintenance. Any patents or patent applications so assigned shall be Merck Patent Rights and shall not be considered Avalon Patent Rights.
7.3	Patent Expenses After License. Upon the grant of a license under Section 3.1.1(c) and only for so long as such license continues, with respect to any Avalon Patent Rights subject to such license as to which Avalon is responsible for filing, and/or prosecution and/or maintenance, *.
* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

7.4	Interference, Opposition, Reexamination and Reissue.
7.4.1	Avalon shall, within * days of learning of such event, inform Merck of any request for, or filing or declaration of, any interference, opposition, reissue or reexamination relating to Avalon Patent Rights exclusively licensed to Merck with respect to Licensed Compound or Product under this Agreement. Merck and Avalon shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding. Merck shall have the right to review and comment on (which Avalon shall consider in good faith) any submission to be made in connection with such proceeding.

7.4.2	Avalon shall not initiate any reexamination, interference or reissue proceeding relating to Avalon Patent Rights exclusively licensed to Merck with respect to Licensed Compound or Product under this Agreement without the prior written consent of Merck, which consent shall not be unreasonably withheld.

7.4.3	In connection with any interference, opposition, reissue, or reexamination proceeding relating to Avalon Patent Rights exclusively licensed to Merck with respect to Licensed Compound or Product under this Agreement, Merck and Avalon will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Avalon shall keep Merck informed of developments in any such action or proceeding, including, to the extent permissible by law, consultation and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto.

7.4.4	Subject to Section 7.3, Avalon shall bear the expense of any interference, opposition, reexamination, or reissue proceeding relating to Avalon Patent Rights.

7.4.5	Regardless of which Party has the right to initiate and prosecute such action, both Parties shall, as soon as practicable after receiving notice of such action, convene and consult with each other regarding the appropriate course of conduct for such action. The non-initiating Party shall have the right to be kept fully informed and participate in decisions regarding the appropriate course of conduct for such action, and the right to join and participate in such action.
7.5	Enforcement and Defense.
7.5.1	A Party shall give the other Party notice of either (i) any infringement of Avalon Patent Rights exclusively licensed to Merck with respect to Licensed Compound or Product under this Agreement, or (ii) any misappropriation or misuse of Avalon Know-How that is exclusively licensed to Merck, with respect to the making, using, selling, offer for sale or importation of Licensed Compound and/or Product (“Product Infringement”) that may come to a Party’s attention. Merck and Avalon shall thereafter consult and cooperate fully to determine a course of action, including but not limited to the commencement of legal action by either or both Merck and Avalon, to terminate any Product Infringement. However, Merck, upon notice to Avalon, shall have the first right to initiate and prosecute such legal action at its own expense and in the name of Avalon and Merck, or to control the defense of any declaratory judgment action relating to Avalon Patent Rights or Avalon Know-How that are exclusively licensed to Merck with respect to Licensed Compound or Product under this Agreement. Merck shall promptly inform Avalon if it elects not to exercise such first right and Avalon shall thereafter have the right to either initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of Avalon and, if necessary, Merck. Each Party shall have the right to be represented by counsel of its own choice.
* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

7.5.2	In the event that Merck elects not to initiate and prosecute an action as provided in Section 7.5.1, and Avalon elects to do so, the costs of any agreed-upon course of action to terminate Product Infringement without limitation the costs of any legal action commenced or the defense of any declaratory judgment, shall be borne by Avalon and shared equally by Avalon and Merck.

7.5.3	For any action to terminate any Product Infringement in the event that Merck is unable to initiate or prosecute such action solely in its own name, Avalon will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for Merck to initiate litigation to prosecute and maintain such action. In connection with any action, Merck and Avalon will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Each Party shall keep the other informed of developments in any such action or proceeding, including, to the extent permissible by law, consultation on and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto.

7.5.4	Any recovery obtained by either or both Merck and Avalon in connection with or as a result of any action contemplated by this Section, whether by settlement or otherwise, shall be shared in order as follows:
(a)	*;

(b)	*; and

(c)	*.
7.5.5	Avalon shall inform Merck of any certification regarding any Avalon Patent Rights that are exclusively licensed to Merck with respect to Licensed Compound or Product under this Agreement it has received pursuant to either 21 U.S.C. §§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions or any similar provisions in a country in the Territory other than the United States, and shall provide Merck with a copy of such certification within five (5) days of receipt. Avalon’s and Merck’s rights with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as defined in subsections 7.5.1 through 7.5.4; provided, however, that Merck shall exercise its first right to initiate and prosecute any action and shall inform Avalon of such decision within ten (10) days of receipt of the certification, after which time Avalon shall have the right to initiate and prosecute such action. Regardless of which Party has the right to initiate and prosecute such action, both Parties shall, as soon as practicable after receiving notice of such certification, convene and consult with each other regarding the appropriate course of conduct for such action. The non-initiating Party shall have the right to be kept fully informed and participate in decisions regarding the appropriate course of conduct for such action, and the right to join and participate in such action.
* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

7.6	Patent Term Restoration. The Parties hereto shall cooperate with each other, including without limitation to provide necessary information and assistance as the other Party may reasonably request, in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to Avalon Patent Rights exclusively licensed to Merck with respect to Licensed Compound or Product under this Agreement. In the event that elections with respect to obtaining such patent term restoration are to be made, Merck shall have the right to make the election and Avalon agrees to abide by such election.
ARTICLE 8 TERM AND TERMINATION
8.1	Term and Expiration. This Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Sections 8.2 or 8.3 below, this Agreement shall continue in effect until expiration of all royalty obligations hereunder. Upon expiration of this Agreement, Merck’s licenses pursuant to Section 3.1 and 3.2 shall become fully paid-up, perpetual licenses.
8.2 Voluntary Termination by Merck.
8.2.1	Voluntary Termination by Merck Without Cause. Merck shall have the right to terminate this Agreement in its sole discretion by giving * days advance written notice to Avalon:
(a)	*;

(b)	*;

(c)	*;

(d)	*;

(e)	*; or

(f)	*.
8.2.2	Effect of Merck Voluntary Termination: In the event that Merck terminates this Agreement under Section 8.2.1: (i) each Party shall pay all amounts then due and owing as of the termination date; and (ii) no later than * days after the effective date of such termination, each Party shall return or cause to be returned to the other Party all Information, Hit Compounds, Lead Compounds, Nominated Compounds, Licensed Compounds and Materials delivered or provided by the other Party; provided, however, (i) each Party may retain one copy of Information received from the other Party in its confidential files for record purposes, and (ii) *.
* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

The foregoing shall be subject to the following additional provisions, as applicable:
(a)	*;

(b)	*;

(c)	*; and

(d)	except for the surviving provisions set forth in this Section 8.2.2 and Section 8.4, the rights and obligations of the Parties hereunder shall terminate as of the date of such termination.
8.2.3	Avalon Voluntary Termination and Effects. In the event that Merck provides Avalon with a No Commercial Viability Notice under Section 3.4 and Merck does not within * days thereafter, terminate this Agreement pursuant to Section 8.2.1(d), Avalon shall have the right to terminate this Agreement in its sole discretion by giving * days advance written notice to Merck, in which case, *.

8.2.4	Mutual Voluntary Termination and Effects. Avalon and Merck may mutually agree in writing to terminate this Agreement during the Research Program Term for any reason, including if the Parties mutually agree that they scientifically are not likely to identify a Lead Compound that satisfies a * Proof of Concept and * Proof of Concept for the Target and, in the event of such a mutually agreed termination, (i) each Party shall pay all amounts then due and owing as of the termination date; and (ii) no later than * days after the effective date of such termination, each Party shall return or cause to be returned to the other Party all Information, Hit Compounds, Lead Compounds, Nominated Compounds, Licensed Compounds and Materials delivered or provided by the other Party and all copies thereof; provided, however, (a) each Party may retain one copy of Information received from the other Party in its confidential files for record purposes, and (b) *; and (iii) except for the surviving provisions set forth in this Section 8.2.4 and Section 8.4, the rights and obligations of the Parties hereunder shall terminate as of the date of such termination.
* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

8.3 Termination for Cause.
8.3.1	Cause for Termination. This Agreement may be terminated at any time during the term of this Agreement:
(a)	upon written notice by either Party if the other Party is in material breach of its material obligations hereunder by causes and reasons within its control and has not cured such breach within * days after notice requesting cure of the breach; provided, however, in the event of a good faith dispute with respect to the existence of a material breach, the * day cure period shall be tolled until such time as the dispute is resolved pursuant to Section 10.6 hereof; or

(b)	by either Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within * days after the filing thereof.
8.3.2	Effect of Termination for Cause on License.
(a)	If Merck terminates this Agreement under Section 8.3.1(a): *.

(b)	If Avalon terminates this Agreement under subsection 8.3.1(a): *.

(c)	If this Agreement is terminated by Merck pursuant to subsection 8.4.1(b) due to the rejection of this Agreement by or on behalf of Avalon under Section 365 of the United States Bankruptcy Code (the “Code”), all licenses and rights to licenses granted under or pursuant to this Agreement by Avalon to Merck are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code. The Parties agree that Merck, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against Avalon under the Code, Merck shall be entitled to a complete duplicate of or complete access to (as Merck deems appropriate), any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to Merck (i) upon any such commencement of a bankruptcy proceeding upon written request therefore by Merck, unless Avalon elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of Avalon upon written request therefore by Merck. The foregoing provisions of this Section 8.3.2(c) are without prejudice to any rights Merck may have arising under the Code or other applicable law.
* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

8.4	Effect of Expiration or Termination; Survival. Upon termination or expiration of this Agreement all rights, licenses and obligations under this Agreement shall terminate except the rights, licenses and obligations of the Parties that expressly survive such termination in accordance with the terms of this Article 8. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including without limitation the obligation to pay royalties for Product(s) or Licensed Compound sold prior to such expiration or termination and to pay all other amounts due and owing under this Agreement as of the effective date of such termination or expiration. The provisions of Article 4 shall survive the expiration or termination of this Agreement and shall continue in effect for * years. In addition to any other provision of this Agreement that expressly survive termination or expiration of this Agreement in accordance with this Article 8, the following provisions of this Agreement shall survive any expiration or termination of this Agreement:
*	.
ARTICLE 9 INDEMNIFICATION
9.1	Indemnification by Avalon. Avalon shall indemnify, defend and hold Merck, its Affiliates and their respective agents, employees, officers and directors (each a “Merck Indemnitee”) harmless from and against any and all claims, suits, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys’ fees (collectively, “Losses”), to which any Merck Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any person or entity other than a Party or its Affiliates to the extent such Losses arise directly or indirectly out of (a) Avalon’s, its sublicensees’ or subcontractors’ performance of Avalon’s obligations under this Agreement; (b) the practice by Avalon, its Affiliates or sub-licensees of any license granted to it hereunder; (c) the manufacture, use, handling, storage, sale or other disposition of Avalon Optioned Compounds or products containing Avalon Optioned Compounds by or on behalf of Avalon, its Affiliates or sub-licensees, (d) the use by a Third Party of any Avalon Optioned Compound or product containing such Avalon Optioned Compound sold or otherwise provided by Avalon, its Affiliates or sub-licensees; or (e) a material breach by Avalon, its sublicensees’ or subcontractors’ of any covenant, representation or warranty or other agreement made by Avalon in this Agreement; except, in each case, to the extent such Losses result from the material breach by Merck, its Related Party or subcontractors of any covenant, representation, warranty or other agreement made by Merck in this Agreement or the negligence or willful misconduct of any Merck Indemnitee.
9.2	Indemnification By Merck. Merck shall indemnify, defend and hold Avalon, its Affiliates and their respective agents, employees, officers and directors (each an “Avalon Indemnitee”) harmless from and against any and all Losses to which any Avalon Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any person or entity other than a Party or its Affiliates to the extent such Losses arise directly or indirectly out of (a) Merck’s, its Related Parties or subcontractors’ performance of Merck’s obligations under this Agreement; (b) the practice by Merck and its Related Parties of any license granted to it hereunder; (c) the manufacture, use, handling, storage, sale or other disposition of Licensed Compounds or Products by or on behalf of Merck and its Related Parties, (d) the use by a Third Party of any Licensed Compound or Product sold or otherwise provided by Merck or its Related Parties; or (e) a material breach by Merck or its Related Parties of any of covenant, representation, warranty or other Agreement made by Merck in this Agreement; except, in each case, to the extent such Losses result from the material breach by Avalon, its Affiliates, sublicensees or subcontractors of any covenant, representation, warranty or other agreement made by Avalon in this Agreement or the negligence or willful misconduct of any Avalon Indemnitee.
* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

9.3	Notice of Indemnification Obligation and Defense. Any Party entitled to indemnification under Section 9.1 or 9.2 shall give notice to the indemnifying Party of any Losses that may be subject to indemnification, promptly after learning of such Losses, but the omission to so notify the indemnifying Party promptly will not relieve the indemnifying Party from any liability under Section 9.1 or 9.2 except to the extent that the indemnifying Party shall have been prejudiced as a result of the failure or delay in providing such notice. The indemnifying Party shall assume the defense of such Losses with counsel reasonably satisfactory to the indemnified Party. If such defense is assumed by the indemnifying Party, the indemnifying Party will not be subject to any liability for any settlement of such Losses made by the indemnified Party without its consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified Party with respect to such Losses. The indemnified Party shall provide the indemnifying Party with all information in its possession and all assistance reasonably necessary to enable the indemnifying Party to carry on the defense of any such Losses. The indemnifying Party may settle any claim relating to Losses or otherwise consent to an adverse judgment (a) with prior written notice to the indemnified Party but without the consent of the indemnified Party where the only liability to the indemnified Party is the payment of money and the indemnifying Party makes such payment, or (b) where there is liability to the indemnified Party in addition to money damages, only with the prior written consent of the indemnified Party, such consent not to be unreasonably withheld or delayed.
9.4	No Consequential Damages. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES TO THE OTHER PARTY ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING WITHOUT LIMITATION, LOST PROFITS (WHICH FOR THE PURPOSES OF CLARITY DO NOT INCLUDE PAYMENTS TO BE MADE TO A PARTY UNDER THIS AGREEMENT) ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THIS SECTION 9.4 SHALL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTIONS 9.1 OR 9.2 OR A PARTY’S RIGHT TO OBTAIN SUCH DAMAGES FOR A BREACH OF ARTICLE 4.
* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

Article 10 MISCELLANEOUS
10.1	Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement ) to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including, but not limited to, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.
10.2 Assignment; Change of Control.
10.2.1	Except as provided in this Section 10.2, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party.

10.2.2	Merck may, without consent of Avalon, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of Merck or in connection with a Change of Control.

10.2.3	Avalon may assign this Agreement in its entirety to the successor party in connection with a Change of Control; provided that if such Change of Control is a Competing Pharma Change of Control, then Avalon shall provide written notice to Merck at least * days prior to the completion of such Change of Control and Merck shall have the right, at Merck’s election at any time within * days after the date that Merck received notice from Avalon that such Change of Control has occurred, by written notice to Avalon to implement some or all of the following revisions to this Agreement:
(a)	*;

(b)	*;

(c)	*.
10.2.4	Any attempted assignment not in accordance with this Section 10.2 shall be void.

10.2.5	Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.
10.3	Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.
* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

10.4	Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Avalon, to	Avalon Pharmaceuticals, Inc.
20358 Seneca Meadows Parkway
Germantown, MD 20876
Attention: Office of Chief Executive Officer
Facsimile No.: (301) 556-9910

and:	Avalon Pharmaceuticals, Inc.
20358 Seneca Meadows Parkway
Germantown, MD 20876
Attention: Office of General Counsel
Facsimile No.: (301) 556-9910

if to Merck, to:	Merck & Co., Inc.
*

and	Merck & Co., Inc.
*
Or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) business day following the date of mailing, if sent by mail.
* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

10.5	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the patent laws of the United States (except for patents in countries outside the United States which shall be construed in accordance with the laws of the applicable country) without reference to any rules of conflict of laws or renvoi.
10.6	Dispute Resolution.
10.6.1	The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. If the Parties do not fully settle, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not an “Excluded Claim” shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (“AAA”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The arbitrators shall reach a decision based on the rights and obligations of the Parties as set forth in this Agreement and in reaching such a decision, the Arbitrators shall not have the power to vary the terms and conditions of this Agreement and/or the obligations of the Parties under this Agreement. The decision of the arbitrators shall be final and binding on the Parties.

10.6.2	The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business: within * days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within * days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA. The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

10.6.3	Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any preliminary injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration.

10.6.4	Except to the extent necessary to confirm an award or as may be required by law, rule, regulation neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.
* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

10.6.5	The Parties agree that, in the event of a dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator determines that such payments are not due.

10.6.6	As used in this Section, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.
10.7	Entire Agreement; Amendments. This Agreement, together with the Schedules and Exhibits hereto, contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes and cancels all previous express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the subject matter hereof. The Schedules and Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto. Notwithstanding anything to the contrary in the foregoing, that certain Confidential Disclosure Agreement between the Parties dated October 7, 2005, shall remain in full force and effect with respect to the subject matter thereof and information disclosed thereunder; provided that any information disclosed thereunder may be utilized by the Parties for the purposes of this Agreement as if it were disclosed hereunder.
10.8	Headings. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.
10.9	Independent Contractors. It is expressly agreed that Avalon and Merck shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Avalon nor Merck shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.
10.10	Waiver. The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.
10.11	Cumulative Remedies. Except to the extent otherwise specifically set forth in this Agreement, no remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.
* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

10.12	Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.
10.13	Certain Conventions. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit shall be deemed to be a reference to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit, of or to, as the case may be, this Agreement, unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, and (c) words using the singular shall include the plural, and vice versa.
10.14	Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a business day then such notice or other action or omission shall be deemed to required to be taken on the next occurring business day.
10.15	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
10.16	Affiliates. Each Party shall cause its respective Affiliates to comply with the terms, conditions, and obligations of this Agreement that are applicable to its Affiliates.
* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

MERCK & CO., INC.	AVALON PHARMACEUTICALS, INC.

BY:/s/ Mervyn Turner	BY:/s/ Kenneth C. Carter, Ph.D.

NAME: Mervyn Turner	NAME: Kenneth C. Carter, Ph.D.

TITLE: SVP, WWLER	TITLE: President and CEO
* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

SCHEDULE 2.1 RESEARCH PROGRAM
Work Plan
     This Research Program Work Plan (this “Work Plan”) is a part of the Research Collaboration and License Agreement, dated as of March 5, 2007 (the “Agreement”), by and between Avalon Pharmaceuticals, Inc. and Merck & Co. Inc. to which it is attached. Capitalized terms used herein without definition herein shall have the meaning given such terms in the Agreement. All work to be performed under this Work Plan is subject to the terms and conditions of the Agreement.
*
* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.